EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact: Howard Kaminsky, Chief Financial Officer
investorrelations@sportchalet.com
(818) 949-5300 ext. 5728

SPORT CHALET ENGAGES CAPPELLO CAPITAL CORP. AS EXCLUSIVE

FINANCIAL ADVISOR

LOS ANGELES – Sept. 23, 2013 – Sport Chalet, Inc. (Nasdaq: SPCHA, SPCHB), a premier, full service specialty sporting goods retailer, today announced that it has launched a process to identify strategic partners to accelerate the company’s growth strategy. Sport Chalet has engaged Cappello Capital Corp. as its exclusive financial advisor to assist in exploring a range of options including strategic partners, investors, alliances and joint ventures.

“While we lack the capital of some of our larger competitors, over the past year we have taken definitive steps to position Sport Chalet for future growth. We believe that in collaboration with the right partner, we can more expeditiously implement our growth plans across all channels and create shareholder value,” said Craig Levra, Sport Chalet’s Chairman and Chief Executive Officer. “We selected Cappello Capital Corp. to help us identify options to accelerate growth and realize the untapped value of our company and brand. Cappello has an impressive track record of helping companies identify strategic partners and raise growth capital, and we believe they are the ideal firm to assist us in this important endeavor.”

The company is taking this step to help execute the comprehensive set of previously announced strategic initiatives designed to drive growth and reinforce Sport Chalet as the retailer of choice for premium brands and best-in-class service. These initiatives include:

●	Next Generation Store Format

June 2013 marked the grand opening of Sport Chalet’s first next generation store. At 27,000 square feet, the downtown Los Angeles store is significantly smaller than the traditional Sport Chalet store. The smaller, more flexible floor plan allows for rapid reset of fixtures and displays to best reflect changing customer needs and preferences. Based on the early success of the new store, the company believes there are opportunities for geographic expansion inside and outside of its core markets utilizing the new format.

●	Online Store Growth

Sport Chalet’s online platform is already an important growth driver for the company, with a year-over-year sales increase of 38% during the quarter ended June 30, 2013. The online store is also an important tool in introducing the Sport Chalet brand and products to consumers outside of the company’s core west coast markets, with almost half of online sales coming from states where Sport Chalet does not have stores. These states offer opportunity for additional online growth and may also become attractive locations for new stores. Sport Chalet plans to continue to add services, such as its vendor direct-to-customer drop ship services, and to invest in marketing initiatives designed to drive customers across the country to its website. The company’s recently launched Team Sales website is another long-term and differentiated growth and expansion opportunity.

●	Leveraging Technology and Data

Sport Chalet leverages its technology and data collection capabilities to enhance customer service. The company plans to continue to invest in technology and data to drive sales through personal customer marketing campaigns, to tailor the merchandise mix to customer preferences in each store and market and to optimize inventory.

●	Mobile and Digital Leadership

The company is dedicated to offering industry-leading mobile and digital access to capture customer attention and product sales and to engage with customers when and how they choose.

●	Local Marketing Programs

Sport Chalet connects with the communities it serves through local marketing and community-based merchandising programs. The company intends to strengthen its brand identity in local markets through innovative programs, including micro-merchandising initiatives.

“We are excited to be working with Sport Chalet to identify the best possible strategic growth partner or alliance,” said Alexander L. Cappello, Chairman and CEO of Cappello Capital Corp. “Sport Chalet has a well-established brand and operates in attractive core growth markets in the western U.S. They are truly the experts, offering a unique selection of performance and premium brands, the highest quality merchandise and best-in-class service. We are very impressed with Sport Chalet’s strategic initiatives developed to drive growth and shareholder value, including the new next generation store format, for which early operating results appear encouraging, and we anticipate strong interest from potential strategic partners.”

About Sport Chalet, Inc.

Sport Chalet is a premier, full service specialty sporting goods retailer featuring the industry's top sports brands in apparel, footwear, and sports equipment. Founded in 1959 by Norbert Olberz, the company has 52 stores in Arizona, California, Nevada and Utah; an online store at www.sportchalet.com; a Team Sales Division; and offers more than 50 specialty services for the sports enthusiast, including online same day delivery, climbing, backcountry skiing, ski mountaineering, avalanche education, and mountain trekking instruction, car rack installation, snowboard and ski rental and repair, scuba training and certification, scuba boat charters, gait analysis, baseball/softball glove steaming and lacing, racquet stringing, and bicycle tune-up and repair at its store locations. For more information, visit Sport Chalet at www.sportchalet.com.

About Cappello Capital Corp.

Cappello Capital Corp. is a boutique investment bank and registered broker-dealer headquartered in Santa Monica, California, with global offices in North America, Europe, Asia and Latin America. For more information, visit www.cappellocorp.com or call (310) 393-6632.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward- looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including any statement concerning the Company’s prospects, ability to raise additional financing or ability to identify or implement opportunities to improve its results of operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the specific forward looking statements in this release and the risks associated with each, the uncertainty concerning our ability to return to profitability, the uncertainty that additional financing will be available on terms acceptable to us or at all, the fact that we may be unable to effectively execute our strategy to differentiate ourselves from our competitors, the negative effect of the economic downturn on the Company’s sales, limitations on borrowing under the Company’s bank credit facility, the Company’s ability to control operating expenses and costs, the competitive environment of the sporting goods industry in general and in the Company’s specific market areas, inflation, the challenge of maintaining its competitive position, the Company’s ability to manage the growth of its Team Sales Division and online business, the Company’s ability to regain or subsequently maintain compliance with the requirements for continued listing of its Class B Common Stock, changes in costs of goods and services, and the weather and economic conditions in general and in specific market areas. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.